EMPLOYMENT AGREEMENT


      EMPLOYMENT AGREEMENT, dated as of September 1, 1997 by and between TRANSITION ANALYSIS COMPONENT TECHNOLOGY, INC. (the "Employer"), a Delaware corporation with offices at 22700 Savi Ranch Parkway, Yorba Linda, California, and Bruce L. Blackford, an individual residing at 6716 Acqueduct Court, San Diego, Calfornia (the "Employee").

                              W I T N E S S E T H :
                              - - - - - - - - - - -


      WHEREAS, the Employer desires that the Employee enter into this Agreement and the Employee desires to enter into this Agreement and to provide his services to the Employer, all on the terms and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and obligations hereinafter set forth, the parties hereto agree as follows:

      1. Definitions. Except as otherwise defined in this Agreement, as used herein, the following terms shall have the meanings hereinafter set forth:

            (a) "Minimum Target" shall have the meaning ascribed to such term in Schedule A attached hereto.

            (b) "Net Revenues" shall have the meaning ascribed to such term in Schedule A attached hereto.

            (c) "Target" shall have the meaning ascribed to such term in Schedule A attached hereto.

            (d)   "Term" has the meaning set forth in Section 4 below.

            (e) "Year" shall mean the period commencing on the date hereof and ending on the first anniversary of the date hereof, and each twelve (12) month period thereafter during the Term.

      2. Employment. The Employer hereby employs the Employee as Senior Vice President of the Employer. During the Term, the Employee shall devote all of his business time, attention, energies and effort to the business of the Employer and shall use his diligent and reasonable best efforts to promote the business of the Employer. Employee shall work from the Employer's or the Employer's Research Analysis Corporation subsidiary's office in San Diego County, California; provided that Employee shall, at the direction of the Employer's Board of

Directors, Chief Executive Officer and/or Executive Vice President, devote time elsewhere, as work requirements dictate, such as at the offices of the Employer located in Yorba Linda, California and at various other customer locations, each as may be designated by the Employer's Board of Directors, Chief Executive Officer and/or Executive Vice President. The Employee hereby accepts such employment and agrees to serve the Employer in such capacity, subject to and upon the terms and conditions set forth in this Agreement.

      3. Employee's Duties. Subject to the direction of the Board of Directors, Chief Executive Officer and/or Executive Vice President of the Employer, the Employee shall perform such duties as are assigned to him in connection with the strategic planning, marketing, sales, engineering, software program development, and management of the day to day operations of Employer. The Employee shall abide by all rules, regulations and policies established by the Employer's Board of Directors. The Employee shall carry out all reasonable duties and activities assigned to him by the Board of Directors, Chief Executive Officer and/or Executive Vice President of the Employer which are consistent with the Employee's position as an executive employee of the Employer.

      4. Term of Employment. The Employee shall be employed hereunder for a term commencing as of the date hereof and terminating on the third anniversary of the date hereof (the "Term"). Notwithstanding the foregoing, the Term and the Employee's employment hereunder shall be subject to earlier termination pursuant to the provisions set forth in Section 8 of this Agreement.

      5. Employee's Compensation. For performing the services hereunder, the employee shall receive the following consideration:

            (a) Subject to applicable withholding for federal income tax, FICA, state and local income taxes and other appropriate charges, the Employee shall be entitled to (i) a base salary ("Base Salary") amounting to $194,000 per annum payable not less often than bi-weekly, and (ii) a bonus in respect of each Year during the Term ("Annual Bonus") equal to the product obtained by multiplying (A) $100,000 by (B) a fraction the numerator of which is the actual Net Revenues of Employer for such Year (provided, however, such numerator shall not exceed the applicable Target for such Year and such numerator shall be zero if actual Net Revenues are not at least equal to 80% of the Target for such
Year) and the denominator of which shall be the Target for such Year. Each such Annual Bonus shall be payable within sixty (60) days after the end of each Year.

            (b) The Employee shall be entitled to be reimbursed for reasonable business expenses necessarily incurred by him in the performance of his duties hereunder, upon presentation of vouchers indicating the amount and business purpose of each expenditure, with such back-up documentation as the Employer shall reasonably require to comply with the requirements of the Internal Revenue Service regarding substantiation of travel, entertainment and other business expenditures. Unless such expenses have been included in a budget or budgets previously approved by the Board of Directors, Chief Executive Officer and/or Executive Vice President of the Employer,


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


the same shall be subject to review and approval by the Board of Directors, Chief Executive Officer and/or Executive Vice President of Employer, which approval shall not be unreasonably withheld or delayed.

            (c) The Employee shall be eligible to participate in all pension, group health, life insurance, hospital and medical plans and in all other employee "fringe" benefits of the Employer which are generally provided to employees of the Employer and as may be altered from time to time. The "fringe" benefits of the Employer which are currently available to employees are set forth on Schedule B attached hereto. The Employee shall be fully eligible to participate in the Employer's 1997 Stock Option Plan, subject, however, to the terms and conditions thereof.

            (d) In as much as the Employee has been an employee for more than ten (10) years of a corporate entity which is now a subsidiary of the Employer, the Employee shall be treated as having had ten (10) years of prior service with the Employer for all purposes of fringe benefits which are dependent upon time of employment.

            (e) To the extent not set forth on Schedule B attached hereto, the Employee shall be given a car allowance of $500 per month.

            (f) To the extent not set forth on Schedule B attached hereto, the Employee shall be permitted to contribute amounts to the Employee's account in the Employer's 401K retirement plan for so long as (i) such plan exists and is used for other executives of the Employer and (ii) such amounts do not exceed the amount permitted by law. Nothing herein obligates the Employer to maintain such plan.

            (g) If the Employee and the Employer mutually agree for any additional fringe benefits which are not also given to the Employer's other executive employees, then the costs of such additional fringe benefits shall be deducted from the Base Salary.


      6.          Confidential Information; Assignment of Property Rights.
                  --------------------------------------------------------

            (a) All memoranda, notes, records, and other documents made or compiled by the Employee or made available to him, in any form whatsoever, during or prior to the Term concerning the business of the Employer, Research Analysis Corporation or any subsidiary or affiliate of the Employer or Research Analysis Corporation shall be the Employer's property and shall be delivered to the Employer on the expiration or termination of the Term. The Employee shall not use for himself or others, or divulge to others, any proprietary or confidential information of the Employer or any subsidiary or affiliate of the Employer obtained as a result of his employment with Employer or, prior to the date hereof, his employment with Research Analysis Corporation, unless authorized by the Employer. For purposes of this Section 6, the term "proprietary or confidential information" shall include, but not be limited to, all information which relates to specific matters such as trade secrets, customers, potential customers, vendor lists, pricing and credit techniques,


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


research and development activities, private processes, technical know-how and expertise, products, discoveries, ideas (or the expression thereof), algorithms, methods, concepts, formulae, programs, titles, business plans, technical information, books and records, and any other information which the Employer or its subsidiaries or affiliates is obligated to keep confidential pursuant to the Employer's or such subsidiaries' or affiliates' contractual obligations to third parties, as they may exist from time to time, or which the Employee may have acquired or obtained by virtue of work heretofore or hereafter performed for or on behalf of Research Analysis Corporation or the Employer, its subsidiaries or affiliates, and their respective predecessors, or which may be acquired or may have been acquired during the performance of said work, and which is not known to others or readily available to others from sources other than the Employee, Employer, employees of the Employer or of the Employer's subsidiaries or affiliates, or is not in the public domain. The parties acknowledge that the Employer may (but it is not obligated to) establish written guidelines and procedures identifying proprietary or confidential information; provided that the parties agree and acknowledge that the Employer's failure to do so shall in no way prejudice the Employer.

            (b) With respect to Inventions (as hereinafter defined, including but not limited to software) made or conceived by the Employee, whether or not during the hours of his employment or with the use of the Employer's facilities, materials or personnel, either solely or jointly with others during the Term and without the payment to the Employee of a royalty or any other consideration:

                  (i) The Employee shall inform the Employer promptly and fully of such Inventions by written report, setting forth in detail the procedures employed and results achieved. A report shall be submitted by the Employee upon completion of any studies or research projects undertaken on the Employer's behalf whether or not in the Employee's opinion a given project has resulted in an Invention.

                  (ii) The Employee shall apply, at the Employer's request and expense, for the United States and/or foreign letters patent or other registrations, including but not limited to copyrights (collectively, the "Other Registrations"), either in the Employer's name or otherwise, as the Corporation shall desire.

                  (iii) The Employee hereby assigns and agrees to assign to the
            Employer all of his right and interest to any and all such Inventions, and at the Employer's expense, to make applications for United States and/or foreign letters patent or Other Registrations granted upon such Inventions.

                  (iv) The Employee shall acknowledge and deliver promptly to the Employer, without charge to the Employer, but at its expense, such written instruments and do such other acts in support of his inventorship, as may be necessary in the opinion of the Employer to obtain and maintain United States and/or foreign letters patent or Other Registrations and to vest the entire right in such Inventions, patents, patent applications and Other Registrations in the Employer.


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


                  (v) The Employer shall also have the royalty-free right to use in its business, and to make, use, and sell products and/or services derived from any Inventions, discoveries, concepts and ideas, whether or not patentable or copyright able, including, but not limited to applications, methods, formulas and techniques, as well as improvements or know-how, whether or not within the scope of Inventions, but which are obtained, created or made by the Employee during the Term or with the use or assistance of the Employer's facilities, materials or personnel.

                  (vi) For the purposes of this Agreement, "Inventions" mean discoveries, concepts and ideas, whether patentable or copyrightable or not, including but not limited to processes, methods, formulas and techniques as well as improvements or know-how concerning any present or prospective activities of the Employer's which the Employee has become acquainted as a result of his employment by the Employer or any related work product of any kind.

                  (vii) As to any Invention disclosed by the Employee within one year after any termination of the Term (except for a termination by the Employer prior to the end of the Term without Cause), there shall be a rebuttable presumption that such Invention was made or conceived during the Term, and the provisions of this Section 6 shall be applicable to such Invention.

            (c) Employee agrees and acknowledges that his obligations under this Section 6 have been undertaken in consideration of (i) the compensation payable to Employee under this Agreement and (ii) Employer's execution, delivery and performance of that certain Merger Agreement and Plan of Reorganization (the "Merger Agreement") dated as of an even date herewith by and among Employer, Employee and certain other parties thereto pursuant to which Employee disposed of his interest in Research Analysis Corporation to Employer. In the event of a breach or a threatened breach by the Employee, of the provisions of this Section 6, the Employer shall be entitled to an injunction, without being required to post any bond, restraining the Employee from disclosing, in whole or in part, the aforementioned proprietary or confidential information, from using Inventions for the benefit of any person or entity other than the Employer, or from rendering any services to any person, firm, corporation, association, or other entity to whom such proprietary or confidential information, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing contained herein shall be construed as prohibiting the Employer from pursuing any other remedies available to the Employer for such breach or threatened breach, including the recovery of damages from the Employee.

      7.          Restrictive Covenants.
                  ----------------------

            (a) The Employer and the Employee recognize and agree that, although Employee's skills are not short-lived, the Employee's services are special and unique, and that for these reasons a covenant on the Employee's part not to compete anywhere in the continental United States or via the Internet during the Term and for a reasonable period after any termination of the


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


Term is essential to protect the business of the Employer. In light of the foregoing, and because of the proprietary or confidential information to be obtained by or disclosed to the Employee, and as a material inducement for the Employer to enter into the Merger Agreement and this Agreement and to pay the Employee the compensation as provided herein, the Employee covenants and agrees that, from and after the date hereof and until the Designated Date (as hereinafter defined), he shall not:

                  (i) directly or indirectly engage in or assist others to engage in any Competitive Activity (as hereinafter defined), whether such engagement shall be as an officer, director, employee, consultant, agent, lender or security holder (except nothing contained herein shall prevent or be construed as preventing the Employee from holding or purchasing up to one percent (1%) in the aggregate or less of any class of stock or securities of a corporation which is listed on a national securities exchange or regularly traded in the over-the-counter market);

                  (ii) solicit customers, suppliers or other business relations of the Employer (and/or its affiliates or subsidiaries) for the purpose of encouraging them to terminate their relationship with the Employer (and/or its affiliates or subsidiaries) or to do business with an entity or person other than the Employer (and/or its affiliates or subsidiaries); or

                  (iii) encourage other employees or consultants of the Employer or Research Analysis Corporation (and/or its affiliates or subsidiaries) to terminate their employment or consultancy with the Employer or Research Analysis Corporation (and/or its affiliates or subsidiaries); or solicit any person (or entity) who was a consultant to or employee of the Employer or Research Analysis Corporation (and/or its subsidiaries or affiliates) within one year of the subject solicitation to do business indirectly or directly with Employee.

            (b) As used herein, the term "Competitive Activity" shall mean and include the business of (i) providing data bases consisting of information with respect to semiconductors and other electronic components, obsolescence of such components and replacement parts for such components and (ii) developing and making available search engines for such data bases, as well as businesses which are the same or similar to the business activities carried on by or proposed to be carried on by Employer and its subsidiaries and affiliates in the continental United States or via the Internet.

            (c) As used in this Section 5, the "Designated Date" shall mean the following:

                  (i) if the Term shall have been terminated as a result of Employee's dismissal by Employer without Cause (as defined in Section 8(b) below), then the Designated Date shall mean the date of such termination, provided that upon such termination Employer shall have the option to continue to pay Employee his then current Base Salary in accordance with Section 5 above for a period of one year


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


            after such termination and, if Employer exercises such option, then the Designated Date shall be the one year anniversary of such termination; or

                  (ii) if the Term has been terminated (or has expired) for any reason other than Employer's termination of the Term without Cause, then the "Designated Date" shall mean the third anniversary of the termination of the Term.

            (d) It is acknowledged and agreed that the restrictions contained in this Section 7, including, without limitation, the time periods and the geographical areas of the restrictions, are fair and reasonable and do not place any undue hardship on the Employee and are reasonably required for the protection of the goodwill, the business and the interests of the Employer (including, without limitation, those pertaining to Research Analysis Corporation, which company was acquired from Employee pursuant to the Merger Agreement) and its affiliates, subsidiaries and their respective officers, directors and other employees.

            (e) It is the desire and intent of the parties that the provisions of this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 7 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable. Such deletion shall apply only with respect to the operation of such provisions of this Section 7 in the particular jurisdiction in which such adjudication is made. In addition, if the scope of any restriction contained in this Section 7 is too broad to permit enforcement thereof to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and the Employee hereby consents and agrees that such scope may be judicially modified in any proceeding brought to enforce such restriction.

            (f) The Employee agrees and acknowledges that his obligations under this Section 7 have been undertaken in consideration of (i) the compensation payable to Employee under this Agreement and (ii) Employer's execution, delivery and performance of the Merger Agreement. In the event of a breach or threatened breach by the Employee of the provisions of this Section 7, the Employer shall be entitled to an injunction and such other equitable relief as may be necessary or desirable to enforce the restrictions contained herein. Nothing herein contained shall be construed as prohibiting the Employer from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.


      8.          Termination of Employment.
                  --------------------------

            (a) The Term shall terminate upon the earliest of the dates specified below:

                  (i)   the third anniversary of the date hereof;


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


                  (ii) the close of business on the date as of which the Employee shall resign from his employment hereunder (which shall constitute a breach by Employee of the terms of this Agreement); and

                  (iii) the close of business on the date as of which the
            Employer shall have given the Employee written notice of the termination of his employment for Cause or without Cause.

            (b) Termination for "Cause" shall mean that any one of the following conditions exists or any one of the following events has occurred in which the Employee (i) dies, (ii) becomes disabled where "disabled" means that by reason of a physical or mental illness which has continued for more than six
(6) consecutive months or for shorter periods which have aggregated more than six (6) months in any consecutive twelve (12) month period, the Employee has been substantially unable to render services of the character contemplated by this Agreement, (iii) fails to perform any material duties or obligations required by this Agreement, and the Employee does not cure such failure within ten (10) days after receiving written notice of such failure from Employer, (iv) commits a dishonest act, which is materially detrimental to Employer, (v) breaches a fiduciary duty to Employer where such breach results (or is reasonably likely to result) in a substantial adverse effect to the business, assets, properties, prospects, results of operations or condition (financial or otherwise) of the Employer or Research Analysis Corporation, (vi) commits a felony, or (vii) fails to meet the performance criteria of at least 80% of the Minimum Target in respect of a Year.

      9.          Effect of Termination.
                  ----------------------

            (a) In the event that the Term is terminated for any reason (other than (x) a termination by Employer without Cause or (y) a termination resulting from Employee's death or disability), then Employer shall be liable only for that portion of the Base Salary provided for in Section 5(a)(i) hereof as to which the Employee shall be entitled through the date of termination of the Term; provided that if the termination of the Term is the result of the expiration of the Term on the third anniversary of the date hereof, then Employee shall also be entitled to receive his Annual Bonus in respect of the then most recently completed Year in accordance with Section 5(a) above.

            (b) In the event that the Term is terminated (i) by Employer without Cause or (ii) as a result of the death or disability of the Employee, then the Employer shall be liable only for (x) the portion of the Base Salary provided for in Section 5(a)(i) hereof as to which Employee shall be entitled through the date of termination of the Term and (y) a Pro Rata Portion of the Annual Bonus (as defined below) in respect of the then current Year. "Pro Rata Portion of the Annual Bonus" means a portion of the Annual Bonus which Employee would have received in respect of the then current Year if the Employee had remained employed by the Employer for such entire Year where such portion is based on the number of days in such Year which the Employee was actually employed by Employer. Any Pro Rata Portion of an Annual Bonus shall be calculated by Employer and paid in accordance with Section 5 above.


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

            (c) The Employer shall pay any funds to which the Employee is entitled and as set forth in this Section 9 to the Employee, his estate or legal representative, as the case may be.

            (d) Employer and Employee acknowledge that, under the terms of that certain option agreement executed and delivered by the Employee and the Employer on the date hereof, in the event that the Term is terminated by Employer without Cause, then the vesting of the options under such option agreement shall accelerate in accordance with the terms of such option agreement.

      10.         Arbitration.
                  ------------

            10.1 Disputes Determined by Arbitration. Subject to Sections 6(c) and 7(f) above, any and all disputes and controversies arising out of or in connection with this Agreement or with respect to the construction and interpretation hereof, or concerning the rights of any one or more parties hereto or the respective obligations of each party hereto to each other party hereto, shall be determined by arbitration in the County of San Diego, California, in accordance with and pursuant to the then existing rules of the American Arbitration Association. The decision of a single arbitrator chosen by said Association shall be binding upon the parties hereto with the same force and effect as a decision or judgment of any court of competent jurisdiction. Any party hereto shall be entitled to have a judgment based upon the decision of said arbitrator entered by a court of competent jurisdiction.

            10.2 Notice. Any party seeking arbitration shall serve ten (10) days' notice by certified mail, return receipt requested, upon the other party hereto, setting forth the difference or differences that he or it desires to arbitrate. Any party hereto shall be entitled to compel arbitration hereunder.

            10.3 Expenses. The expenses charged by the arbitrator and the American Arbitration Association for such arbitration shall initially be borne equally between or among the parties seeking the arbitration. However, the prevailing party in such arbitration shall be entitled to recover from the losing party all of the reasonable attorney fees and costs incurred by the prevailing party.

      11. Effective Date. This Agreement shall become effective as of the date hereof and, from and after that time, shall extend to and shall be binding upon and inure to the benefit of and be enforceable by the parties hereto, their respective successors and assigns, executors, administrators or other legal representatives and their respective legatees and distributees.

      12. Notices. Any notice required or permitted by this Agreement shall be given by registered or certified mail, return receipt requested, addressed to the Employer at its then principal office or to the Employee at his residence address, or to any party hereto at such other address or addresses as it or he may from time to time specify for the purpose in a notice similarly given to the other party.


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


      13. Applicable Law. This Agreement is made and delivered in the State of California and shall be construed and enforced in accordance with the laws of the State of California without regard to such State's principles of conflicts of laws.

      14. Entire Understanding. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and there are no agreements, representations or warranties relating to the subject matter not herein set forth. This Agreement supersedes any prior written or oral agreement or understandings relating to the subject matter hereof. No modification of this Agreement shall be valid unless in writing and signed by the parties hereto. A waiver of the breach of any term or condition of this Agreement shall not be deemed to constitute a waiver of any subsequent breach of the same or any other term or condition.

      15. Unenforceability. If any provision of this Agreement shall to any extent be held invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

      16. No Prohibiting Agreement. The Employee warrants and represents that there is no other agreement in force which prohibits him from entering into this Agreement or otherwise performing services for the Employer, or which will be violated in any way by his entering into this Agreement.

      17. Employer's Books and Records. The Employer agrees to make and keep full and accurate books and records describing all activities under this Agreement in sufficient detail to enable all compensation payable to the Employee hereunder to be determined.


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


      IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

                                       TRANSITION ANALYSIS COMPONENT
                                        TECHNOLOGY, INC., Employer

WITNESS:

                                       By: /s/ Martin S. Fawer
                                          --------------------------------------
/s/ Robert Londin                             Name:   Martin S. Fawer
-----------------------------                 Title:  Chief Financial Officer


                                        /s/ Bruce L. Blackford
                                       -----------------------------------------
                                              Bruce L. Blackford, Employee
WITNESS:

/s/ Melissa Stone
-----------------------------

                        Schedule A - Certain Definitions

      "GAAP" means generally accepted accounting principles applied in the preparation of the financial statements of the Employer and (a) shall be consistent with the then effective principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors and successors and (b) shall be applied on a consistent basis in accordance with past practices applicable to the Employer.

      "Minimum Target" means, in respect of a Year, 80% of the Target for such Year.

      "Net Revenues" means Employer's gross consolidated revenues less any rebates, allowances or credits given by Employer to any of its customers for sales booked after the date of this Agreement. "Net Revenues" shall be determined by Employer's chief financial officer calculated in accordance with GAAP on a consolidated basis; provided that (a) an amount equal to the revenues of any business hereinafter acquired (directly or indirectly) by Employer (by purchase of assets, stock purchase, merger or otherwise) shall not be included when computing Net Revenues if the then current revenues of such after acquired business would have otherwise been included in the computation of Net Revenues, and (b) if the Minimum Target is exceeded in respect of a Year (an "Achieved Year"), then the amount by which the Net Revenues achieved in such Achieved Year exceed the Minimum Target shall be carried forward and added to the Net Revenues for the Year immediately following such Achieved Year if (and only if) the Net Revenues (calculated before any adjustment pursuant to this clause (b)) achieved in such following Year exceed 120% of the Net Revenues achieved in the Achieved Year. Such determination shall be final and binding upon Employer and Employee, absent manifest error.

      "Target" in respect of a Year means the following respective amount of Net
Revenues:

            $3,780,000 for the first Year of the Term;

            $5,280,000 for the second Year of the Term; and

            $7,400,000 for the third Year of the Term.

                                   Schedule B

                 Transition Analysis Component Technology, Inc.
                         1997 Employee "Fringe" Benefits